						Exhibit 12.1
						5/5/2009
THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2008
and the year to date March 31, 2009

						Three
						Months
						Ended
Year ended December 31,						March 31,
	2004	2005	2006	2007	2008	2009
--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes	$2,143,511	$2,215,602	$2,389,290	$2,616,758	$2,721,867	$309,085
Interest expense, net of amounts capitalized	640,261	746,819	865,873	885,796	866,202	225,727
Distributions on mandatorily redeemable preferred securities	27,230	0	0	0	0	0
AFUDC - Debt funds	17,970	20,500	20,453	47,519	64,063	18,186
Less: Dividends on preferred and preference stock of subsidiaries	(29,815)	(30,175)	(34,606)	(47,763)	(64,780)	(16,195)
Earnings as defined	$2,799,157	$2,952,746	$3,241,010	$3,502,310	$3,587,352	$536,803

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt	$499,737	$558,975	$626,752	$739,285	$810,233	$215,014
Interest on affiliated loans	99,737	127,721	122,088	66,372	23,454	5,863
Interest on interim obligations	8,671	25,358	76,745	75,249	30,285	1,879
Amort of debt disc, premium and expense, net	36,906	36,698	57,878	45,675	39,579	9,795
Other interest charges	13,180	18,567	2,863	6,734	26,714	11,362
Distributions on mandatorily redeemable preferred securities		27,230		0		0		0		0		0
Fixed charges as defined		685,461		767,319		886,326		933,315		930,265		243,913
Tax deductible preferred dividends		1,566		1,554		1,293		1,281		1,281		320
		687,027		768,873		887,619		934,596		931,546		244,233
Non-tax deductible preferred and preference dividends		28,249		28,621		33,313		46,482		63,499		15,875
Ratio of net income before taxes to net income	x	1.375	x	1.367	x	1.485	x	1.469	x	1.507	x	2.178
Pref dividend requirements before income taxes		38,842		39,125		49,470		68,282		95,693		34,576
Fixed charges including pref dividend requirements		$725,869		$807,998		$937,089		$1,002,878		$1,027,239		$278,809

RATIO OF EARNINGS TO FIXED CHARGES		3.86		3.65		3.46		3.49		3.49		1.93